FOR IMMEDIATE RELEASE

            Balchem Corporation Announces Second Quarter 2009 Results
            ---------------------------------------------------------

      New Hampton, NY, July 30, 2009 - Balchem Corporation (NASDAQ: BCPC) reported as follows (unaudited) for the period ended June 30, 2009.
                ($000 Omitted Except for Net Earnings per Share)

                       For the Three Months Ended June 30,
                       -----------------------------------

                                                            2009           2008
                                                            ----           ----

 Net sales                                           $    52,976    $    62,901
 Gross profit                                             17,304         12,951
 Operating expenses                                        7,019          5,711
                                                     -----------    -----------
 Earnings from operations                                 10,285          7,240
 Other income (expense)                                       18           (239)
                                                     -----------    -----------
 Earnings before income tax expense                       10,303          7,001
 Income tax expense                                        3,434          2,277
                                                     -----------    -----------
 Net earnings                                        $     6,869    $     4,724
                                                     ===========    ===========

 Basic net earnings per common share                 $      0.38    $      0.26
 Diluted net earnings per common share               $      0.36    $      0.25

Shares used in the calculation of diluted net
earnings per common share                                 19,184         18,995

                       For the Six Months Ended June 30,
                       ---------------------------------

                                                            2009           2008
                                                            ----           ----

 Net sales                                           $   105,962    $   119,762
 Gross profit                                             33,602         26,434
 Operating expenses                                       14,007         11,790
                                                     -----------    -----------
 Earnings from operations                                 19,595         14,644
 Other expense                                              (126)          (452)
                                                     -----------    -----------
 Earnings before income tax expense                       19,469         14,192
 Income tax expense                                        6,502          4,827
                                                     -----------    -----------
 Net earnings                                        $    12,967    $     9,365
                                                     ===========    ===========

 Basic net earnings per common share                 $      0.71    $      0.52
 Diluted net earnings per common share               $      0.68    $      0.50

Shares used in the calculation of diluted net
earnings per common share                                 19,107         18,916

Balchem Corporation (NASDAQ:BCPC)                                              2

Record Results for Earnings

          For the second quarter ended June 30, 2009, the company achieved record net earnings of $6.9 million, an increase of $2.1 million, or 45.4%. The $6.9 million generated diluted net earnings per common share of $0.36 versus $0.25 for the prior year comparable period, an increase of 44.0%. Net sales of $53.0 million were approximately 15.8% below the $62.9 million result of the prior year comparable quarter; however, equal to the first quarter 2009 sales results.

         Detailing this second quarter of 2009, Animal Nutrition and Health, including industrial choline and derivative product sales, totaled $34.8 million, a decrease of 22.0%, or $9.8 million from the prior year quarter, principally from a decline in volume sold into the well-publicized soft U.S. poultry and dairy industry. We also realized lower export sales from our North American choline plants, largely due to the stronger U.S. dollar in 2009 versus 2008 and international political factors affecting poultry exports. This U.S. volume decline was partially offset by increased volumes of choline products sourced from our Italian operation into the European and international poultry markets. This geographic mix lowered consolidated feed grade prices in the quarter, as did lower pricing linked to the decline in raw materials. Sales of industrial derivatives (both choline and methylamines) were negatively impacted by softness, principally caused by the general economic downturn. Sales of our specialty animal nutrition and health products, targeted for ruminant production animals and companion animals, decreased 14.5% from the prior year comparable quarter primarily due to the poor dairy market conditions in the U.S. We did however realize improved sales of chelated mineral products and new sales generated from AminoShure(TM)-L., our rumen protected lysine. Through all of these market activities, earnings from operations for the entire Animal Nutrition and Health segment increased to $5.3 million as compared to $2.9 million in the prior year comparable quarter, largely due to the noted strong sales from our Italian operation, and reductions in the cost of raw materials used to manufacture choline and derivatives, in the U.S. and Europe.

         Sales of the Food, Pharma and Nutrition segment were $9.1 million, a decrease of 4.0% from the prior year comparable quarter; however, sales did grow approximately 9.5% on a sequential basis. Quarterly comparative sales results for this segment continue to reflect the roller-coaster effect of pipeline fills, inventory level management, and some effects of the worldwide economic downturn. The domestic food sector was up, as we continued to see growth from the launch of Choline into new food applications, as well as growth in the bakery, tortilla and preservation markets. We also saw strong double digit increases in our VitaShure(R) products for nutritional enhancement. These results were offset by slowness in sales of calcium products sold into the over-the-counter pharmaceutical markets and choline sales into the supplement market. Earnings from operations for this segment were $1.3 million, as compared to $1.7 million in the prior year comparable quarter, due to the softness in sales volume; however, this segment result reflects a 33.8% improvement sequentially from the first quarter of 2009.

         The ARC Specialty Products segment generated record second quarter sales of $9.1 million, an increase of 3.1% over the comparable prior year quarter. This growth was consistent with the continued modest growth of hospital admissions and steady utilization of ethylene oxide for medical device sterilization. Earnings from operations for this segment, at $3.7 million, improved 37.8% over the prior year quarter, principally from improved sales and reductions in the cost of certain petro-chemical raw materials.

Balchem Corporation (NASDAQ:BCPC)                                              3

         Consolidated gross profit for the quarter ended June 30, 2009 was $17.3 million, as compared to $13.0 million for the prior year comparable period. This increase, from 20.6% of sales to 32.7% of sales, was a result of product mix, price increases, plant and logistic efficiencies, and declines in certain key raw material costs. As previously noted, we continue to focus on gross margin improvement, implementing raw material cost driven pricing models, production and supply chain improvements, and sales volume generation through new product launches. Operating (Selling, R&D, and Administrative) expenses at $7.0 million, increased $1.3 million over the prior year comparable quarter, as we had some modest increase of employee headcount, and we increased accounts receivable reserves for international accounts. In addition, second quarter operating expenses in 2008 were managed to lower levels as compared to 2009, due to the decline in operating margins that had begun to occur in 2008.

         For the six months ended June 30, 2009, net sales have decreased 11.5% to $106.0 million compared to $119.8 million in the comparable prior year period. Net earnings have increased 38.5% to $13.0 million, generating $0.68 per diluted share, versus net earnings of $9.4 million, or $0.50 per diluted share, in the prior year comparable period.

         Balance sheet ratios and cash flow continue to be strong. Early in 2007, we borrowed $39 million, the proceeds of which were used to fund the Chinook and Akzo acquisitions. At June 30, 2009, our outstanding borrowings were $8.1 million, but zero net of our cash balance of approximately $27.1 million. We continue to aggressively manage our working capital. Our accounts receivable balance was $25.0 million at June 30, 2009 and our inventory levels remain reduced at $15.7 million, a decrease of 5% from December 31, 2008.

Outlook
         Commenting on 2009, Dino A. Rossi, Chairman, President and CEO of Balchem, said, "The second quarter revenues, while off from the record setting second quarter of 2008, reflect many aspects of the continuing difficult global economy. Notably, revenue was sequentially flat with the first quarter results of 2009, and impressively, we have improved our profitability by initiating actions to implement new pricing models, leveraging off of multiple manufacturing capabilities, improving logistics to serve our global customer base, and we also benefitted from the decline in petro-chemical raw materials. We have launched a couple of new products, albeit with modest impact, but given the economically challenged marketplaces we serve, this uptake of new products is encouraging. In fact, our total volumes increased 9.7% sequentially from the first quarter, clearly showing real growth in all segments. We continue to focus on the shifting needs of our customers by developing innovative ideas and lower cost solutions to help them deal with the challenging global economic environment. We continue to prudently manage our P&L and Balance Sheet, generating cash reserves to capitalize on other strategic opportunities. Year over year, given the continued slowness in the global economy, particularly the poultry and dairy markets, we now expect to see a single digit sales decline, but to see double digit improvement in earnings."

Balchem Corporation (NASDAQ:BCPC)                                              4

Quarterly Conference Call
         A quarterly conference call will be held on Thursday, July 30, at 2:00 PM Eastern Time (ET) to review second quarter 2009 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Wednesday, August 5, 2009. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay ID #327479. Both account and replay ID numbers are required for replay access.

Segment Information
         Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma and Nutrition; and Animal Nutrition and Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma and Nutrition segment provides proprietary microencapsulation, granulation and agglomeration solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
         This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2008. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
          Telephone: 845-326-5635

Balchem Corporation (NASDAQ:BCPC)                                              5

Selected Financial Data
($ in 000's)

--------------------------------------------------------------------------------
                                  Three Months Ended         Six Months Ended
                                       June 30,                 June 30,
                                   2009        2008         2009         2008
--------------------------------------------------------------------------------
Specialty Products              $   9,093   $   8,816    $  17,887    $  17,266
Food, Pharma & Nutrition            9,091       9,471       17,395       18,760
Animal Nutrition & Health          34,792      44,614       70,680       83,736
--------------------------------------------------------------------------------
Total                           $  52,976   $  62,901    $ 105,962    $ 119,762
--------------------------------------------------------------------------------

Business Segment Earnings Before Income Taxes:

--------------------------------------------------------------------------------
                                  Three Months Ended         Six Months Ended
                                       June 30,                 June 30,
                                   2009        2008         2009         2008
--------------------------------------------------------------------------------
Specialty Products              $   3,749   $   2,720    $   7,136    $   5,318
Food, Pharma & Nutrition            1,283       1,670        2,242        3,198
Animal Nutrition & Health           5,253       2,850       10,217        6,128
Interest and other income
(expense)                              18        (239)        (126)        (452)
--------------------------------------------------------------------------------
Total                           $  10,303   $   7,001    $  19,469    $  14,192
--------------------------------------------------------------------------------


  Selected Balance Sheet Items
                                                 June 30,      December 31,
                                                   2009           2008
                                                   ----           ----
  Cash and Cash Equivalents                    $     27,092   $      3,422
  Accounts Receivable                                25,033         30,250
  Inventories                                        15,738         16,618
  Other Current Assets                                3,301          4,961
                                               ------------   ------------
  Total Current Assets                               71,164         55,251

  Property, Plant, & Equipment (net)                 41,681         42,513
  Other Assets                                       54,844         56,710
                                               ------------   ------------
  Total Assets                                 $    167,689   $    154,474
                                               ============   ============

  Current Liabilities                          $     28,050   $     25,685
  Long-Term Obligations                               6,818         14,283
                                               ------------   ------------
  Total Liabilities                                  34,868         39,968

  Stockholders' Equity                              132,821        114,506
                                               ------------   ------------
  Total Liabilities and Stockholders' Equity   $    167,689   $    154,474
                                               ============   ============